UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2020 (May 13, 2020)

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 L Street, NW,	Washington,	DC	20005
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (202) 346-6500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($0.01 par value)	CSGP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 13, 2020, CoStar Realty Information, Inc. (“CRI”), a Delaware corporation and wholly-owned subsidiary of CoStar Group, Inc., entered into an Agreement and Plan of Merger (the “Agreement”) with Crescendo Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CRI (“Merger Sub”), Ten-X Holding Company, Inc., a Delaware corporation (“Ten-X”), and Thomas H. Lee Equity Fund VII, L.P., a Delaware limited partnership, solely in its capacity as representative thereunder. Pursuant to the Agreement, and subject to the terms and conditions set forth therein, Merger Sub will merge with and into Ten-X (the “Merger”), with Ten-X surviving the Merger as a wholly-owned subsidiary of CRI, and the equityholders of Ten-X becoming entitled to receive an aggregate purchase price of $190 million in cash, subject to certain adjustments.

The completion of the Merger is subject to customary closing conditions, including, among others, (a) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (b) the absence of any law or order prohibiting the closing, (c) the approval of the holders of a majority of the outstanding capital stock of Ten-X, which approval was obtained on May 14, 2020, (d) the truth and accuracy of the parties’ respective representations and warranties in the Agreement (subject to certain materiality thresholds) and (e) the performance of, and compliance with, the parties’ respective covenants and agreements in the Agreement (subject to certain materiality thresholds). Each of Ten-X, CRI, and Merger Sub have made customary representations and warranties in the Agreement. Ten-X also has agreed to various covenants, including, among others, (i) to preserve its business organization, including maintaining its permits and its broker licenses, (ii) to conduct its business in the ordinary course during the period between the date of the Agreement and the closing of the Merger and to refrain from taking various non-ordinary course actions during that period, in each case, subject to certain exceptions, (iii) not to solicit proposals relating to alternative transactions to the Merger, (iv) to use its (and CRI also has agreed to use its) reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, as promptly as practicable, all things necessary, proper and advisable to permit the consummation of the Merger to occur as promptly as practicable, subject to certain exceptions.

The Agreement may be terminated by CRI, on the one hand, or Ten-X, on the other hand, under certain circumstances, including if the Merger is not consummated by August 31, 2020 (which date may, subject to certain exceptions, be extended to November 29, 2020 under certain circumstances).

In connection with the entrance into the Agreement, Ten-X and CRI entered into agreements with certain stockholders of Ten-X and other related parties containing, among other things, non-competition and non-solicitation provisions. Additionally, pursuant to the terms of the Agreement, at closing, a subsidiary of Ten-X will enter into an Intellectual Property License Agreement with an entity affiliated with the current stockholders of Ten-X, pursuant to which, among other things, Ten-X will obtain the benefit of certain intellectual property rights related to the conduct of the Ten-X business.

The foregoing description of the Agreement is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The representations, warranties and covenants contained in the Agreement were made only for purposes of such Agreement and as of specific dates, were made solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the parties and qualified by disclosures not reflected in the text of the Agreement, are not intended to provide factual, business, or financial information about the parties and may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk between CRI, on the one hand, and Ten-X, on the other hand, rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the public disclosures of CoStar Group, Inc.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*
Agreement and Plan of Merger, dated as of May 13, 2020, by and among Ten-X
Holding Company, Inc., CoStar Realty Information, Inc., Crescendo Sub, Inc., and
Thomas H. Lee Equity Fund VII, L.P., solely in its capacity as representative thereunder

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

*Non-material schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date:	May 14, 2020	/s/ Scott T. Wheeler

Name: Scott T. Wheeler
Title: Chief Financial Officer